Exhibit 99.2

Participants

CORPORATE PARTICIPANTS

Pablo E. Paez	J. David Donahue
Executive Vice President-Corporate Relations, The GEO Group, Inc.	Senior Vice President & President-GEO Secure Services, The GEO Group, Inc.

George C. Zoley	Ann M. Schlarb
Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.	Senior Vice President & President-GEO Care, The GEO Group, Inc.

Brian R. Evans
Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Management Discussion Section

Operator

Good morning, and welcome to The GEO Group Fourth Quarter 2019 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Pablo Paez, Executive Vice President of Corporate Relations. Please go ahead.

Pablo E. Paez

Executive Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s fourth quarter and full-year 2019 earnings results. With us today are George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; Ann Schlarb, President of GEO Care; and David Donahue, President of GEO Secure Services.

This morning, we will discuss our fourth quarter and full-year results and outlook for the upcoming year. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our Investor website at investors.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure that we issued this morning.

Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Pablo, and good morning to everyone. We are pleased with the quarterly operational and financial performance of our diversified business units. Now, I’d like to address a few of the highlights of the quarter.

We completed the ramp-up of our company-owned 1,800-bed North Lake, Michigan facility and the county-owned 1,800-bed Reeves County, Texas facility under new 10-year contracts with the Federal Bureau of Prisons.

During the quarter, we also entered into several important contracts at the federal level. First, on December 20, we signed two 15-year contracts with the U.S. Immigration and Customs Enforcement for five company-owned facilities in California totaling 4,490 beds.

These contracts provide for the continuation of our 1,940-bed Adelanto ICE Processing Center and the 400-bed Mesa Verde ICE Processing Center in California. But they also incorporate three other company-owned facilities: the 700-bed Central Valley facility, the 750-bed Desert View facility, and the 700-bed Golden State facility in California, as annexes to the two ICE processing centers.

Just the Adelanto and Mesa Verde facilities, without the annexes, are expected to generate over $100 million in annualized revenues and will support approximately 700 full-time jobs.

As has been widely reported, the State of California recently enacted a new state law, AB 32, aimed at phasing out and eliminating private sector contracts for state correctional facilities and federal facilities. The new law took effect on January 1, 2020, subsequent to the start date for our new 15-year contracts with ICE. GEO, as well as the U.S. Department of Justice have filed separate legal actions challenging the constitutionality of AB 32.

As we have previously disclosed, our contract for our Central Valley facility was discontinued by the State of California at the end of September last year. And now, we expect our two other California correctional contracts to expire on March 1 for the Desert View facility and May 1 for the Golden State facility.

Our present expectation is that the three ICE facility annexes at Central Valley, Desert View and Golden State, will transition under that new ICE contracts during the second half of 2020, and will generate approximately an additional $100 million in revenues on an annual basis.

However, our initial guidance for 2020 has not assumed any contribution from these facilities. We note that the President’s proposed budget for Immigration and Customs Enforcement included a 23% increase in funding.

On December 23, we also signed a new managed-only contract with the U.S. Marshals Service for the government-owned 512-bed El Centro Detention Facility in California. We expect to begin detainee intake next month during March. This contract will have a term of approximately nine years and is expected to generate approximately $29 million in annualized revenues, creating more than 240 new full-time jobs.

In Colorado, we made the final lease payment on the 1,200-bed Hudson facility, which will eliminate approximately $10 million annually in lease costs for the idle facility. We’re very pleased about that development.

In Australia, we are completing negotiations and construction, respectively, on two expansion projects which will add 800 combined beds at our Ravenhall and Junee Correctional Centres. Throughout 2019, we also continued our efforts to expand the GEO Continuum of Care or CoC program, which was first piloted – piloted in 2015. Our CoC program integrates offender rehabilitation including cognitive behavioral treatment with post-release support services to address basic community needs of released individuals.

In 2019, our CoC sites delivered approximately 6.8 million hours of programming and reached new highs by awarding approximately 2,900 high school equivalency degrees, more than 9,400 vocational training certifications, approximately 8,800 substance abuse treatment completions, and approximately 44,700 behavioral treatment completions.

The GEO Continuum of Care is our company’s contribution to criminal justice reform by providing improved rehabilitation programs to some of the 2.2 million people still incarcerated. In 2020, we are increasing our company’s annual funding commitment to the CoC program from $10 million to $14 million, which now represents approximately 9% of our annual net income. This increase in funding will allow us to expand the CoC program to all state correctional facilities managed by GEO.

By setting this example, we hope to expand our role as a vocal advocate for increasing funding for rehabilitation programs that help individuals re-enter society as productive citizens.

Now, I will ask Brian Evans to review our results, outlook and liquidity position. Brian?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George. Good morning, everyone. Today, we reported fourth quarter revenues of approximately $622 million and net income attributable to GEO of $0.32 per diluted share. Our fourth quarter results reflect a $350,000 gain on the extinguishment of debt, $2.2 million in start-up expenses before tax, $2 million in legal-related expenses before tax, and $4.6 million in pre-tax closeout expenses.

Excluding these items, we reported fourth quarter adjusted net income of $0.38 per diluted share. We also reported fourth quarter 2019 AFFO of $0.66 per diluted share.

Compared to our third quarter 2019 results, our fourth quarter 2019 also reflects the following factors: the start-up activity for our company-owned North Lake, Michigan facility and the county-owned Reeves County, Texas facility; and the discontinuation of our company-owned Central Valley facility contract with the State of California at the end of September.

Turning to our outlook for 2020. We have issued our initial guidance for the full year and the first quarter. As George mentioned, our Central Valley, Desert View and Golden State facilities in California have either depopulated or are in the process of ramping down from use by the State of California.

The discontinuation of the California corrections contracts for these three company-owned facilities represents an annualized revenue decline of approximately $47 million. While we expect that these three facilities will transition as facility annexes under our new ICE contracts during the second half of 2020, we have not assumed any contribution from these facilities in our initial guidance.

Additionally, we are increasing our annual funding commitment for our Continuum of Care program from $10 million to approximately $14 million above contractual obligations in 2020. This $4 million increase will allow us to expand the Continuum of Care program to all state correctional facilities managed by GEO, and this added expense is reflected in our guidance with no offsetting revenues.

Based on these assumptions, we expect full year net income attributable to GEO to be in a range of $1.27 to $1.37 per diluted share. We expect full year adjusted net income to be in a range of $1.37 to $1.47 per diluted share on annual revenues of approximately $2.48 billion. We expect full year AFFO to be in a range of $2.57 to $2.67 per diluted share.

For the first quarter of 2020, we expect net income attributable to GEO to be in a range of $0.16 to $0.18 per diluted share, and adjusted net income to be in a range of $0.21 to $0.23 per diluted share on quarterly revenues of $610 million to $615 million. We expect first quarter 2020 AFFO to be between $0.52 and $0.54 per diluted share.

In addition to the reduced revenue and earnings from our California facilities and the added expense for our Continuum of Care program compared to fourth quarter 2019 results, our first quarter 2020 guidance reflects approximately $0.03 per diluted share in additional employment tax expenses, which are front-loaded in the first quarter of each year, as well as normal seasonal fluctuations in federal populations.

Moving to our capital structure. During the fourth quarter of 2019, we repurchased approximately $22 million of our senior notes due 2022, bringing the total repurchases in 2019 to approximately $56 million. We currently have approximately $340 million in available capacity under our revolving credit facility in addition to an accordion feature of $450 million under our credit facility. We have ample capacity under our revolver to take out the remaining amount outstanding of our 2022 senior notes, which is our debt obligations with the nearest maturity.

And we continue to enjoy access to capital with several dozens of lenders and financial institutions currently committed under our credit facility. With respect to uses of cash, we expect total CapEx in 2020 to be approximately $100 million, including $24 million for maintenance CapEx. We also made the final lease payment on a 1,200-bed Hudson facility, reducing our annual operating lease expense by approximately $10 million.

Finally, we believe our quarterly dividend payments continue to be supported by our cash flows and earnings and remain below our historical guided payout ratio of 75% of AFFO.

At this time, I turn the call over to Dave Donahue for a review of our GEO Secure Services segment.

J. David Donahue

Senior Vice President & President-GEO Secure Services, The GEO Group, Inc.

Thanks, Brian, and good morning, everyone. I’d like to provide you with an update on our GEO Secure Services business unit. Starting with our federal segment, as has been noted today, we completed the ramp-up of two federal facilities during the fourth quarter of 2019. In Michigan, we completed the ramp-up of our company-owned 1,800-bed North Lake Correctional Facility under a 10-year contract with the Federal Bureau of Prisons. This 10-year contract is expected to generate approximately $37 million in annualized revenues.

And in Texas, also under a 10-year contract with the BOP, we work with Reeves County to complete the ramp-up of the county-owned 1,800-bed Reeves County Detention Center I & II. As a reminder, GEO provides management consulting and support services to Reeves County in relation to this facility, while the county holds the contract with the BOP for the operation of the facility.

Turning to recent contract awards. On December 20, we entered into two agreements with ICE involving five company-owned facilities in the state of California totaling 4,490 beds. The two new contracts will have a term of 15 years, inclusive of auction periods. The contracts cover our company-owned 1,940-bed Adelanto ICE Processing Center and the 400-bed Mesa Verde ICE Processing Center, which were previously under short-term contracts.

And the new contracts also incorporate three other company-owned facilities in California: the 700-bed Central Valley, the 750-bed Desert View, and the 700-bed Golden State facilities, which are incorporated as facility annexes under the new ICE contracts.

On a combined basis, these contracts are expected to generate over $200 million on annualized revenues, and will support more than 1,200 full-time jobs in the communities of Adelanto and McFarland in California.

As George noted earlier today, the State of California recently enacted a new law aimed at phasing out and eliminating private sector contracts for both state correctional facilities and federal facilities. This new law, known as AB 32, became effective on January 1, 2020, subsequent to the signing of our new contracts with ICE.

As we disclosed last quarter, our contract for the 700-bed Central Valley facility was discontinued by the California Department of Corrections and Rehabilitation at the end of September 2019. And as George mentioned earlier, the ramp-down of California populations at our Desert View and Golden State facilities is now expected to be completed by March 1 and May 1, respectively.

We expect all three ICE facility annexes at Central Valley, Desert View and Golden State, to transition onto the new ICE contracts during the second half of 2020. However, we’ve not assumed any contribution from these facilities in our 2020 guidance.

Also, during the fourth quarter of 2019, we signed a new managed-only contract with the United States Marshals Service for the operation of the 512-bed El Centro detention facility in California, which is owned by the federal government. We expect to begin detainee intake next month in March. This new contract will have a term of approximately nine years and is expected to generate approximately $29 million in annualized revenues whilst creating more than 240 new full-time jobs.

Moving to our state segment. We believe our remaining state correctional customers have stable budgets, and we’ve been able to continue to provide high-quality services in those states. Several states continue to face capacity constraints, and many of our customers are facing challenges related to older prisons. In the states where we operate, the average age of state prisons range from approximately 30 to 60 years.

Now, moving to our international markets. We are currently undertaking a number of expansions in Australia. In the State of Victoria, we are continuing negotiations for a 300-bed expansion at our 1,300-bed Ravenhall Correctional Centre, which is expected to add $19 million in annualized revenues. Also in Victoria, we are developing a 137-bed expansion to the Fulham Correctional Centre, which will bring the total capacity of that center to 955 beds during 2020.

Finally, in New South Wales, we have substantially completed a 489-bed expansion at the Junee Correctional Centre, bringing that center’s total capacity to 1,279 beds. This expansion is expected to generate annual revenues of approximately $12 million.

At this time, I’ll turn the call over to Ann for the review of our GEO Care segment. Ann?

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

Thank you, Dave, and good morning, everyone. I’d like to provide you an update on our GEO Care business unit, starting with our GEO Reentry Services division. During the fourth quarter, we began operating a new 60-bed contract expansion at our Alabama Therapeutic Education Facility. Additionally, during the quarter, we opened a new non-residential day reporting center in the State of Louisiana, bringing our total day reporting center count to six in Louisiana and 67 nationwide.

We continue to pursue opportunities to expand our existing partnerships and partner with new government agencies to assist individuals with successfully re-entering the community through residential, non-residential and in-custody treatment programs.

Moving to our Youth Services division. Our programs continue to provide important rehabilitation and treatment alternatives for youth across several state and local jurisdictions. Our Youth Services division maintained stable utilization rates across our residential facilities throughout 2019.

Turning to our BI Electronic Monitoring division. We are awaiting a contract award decision by the end of this month for the rebid of the Alternatives to Detention contract with ICE, which BI has held since it was first piloted in 2004. This program has allowed the federal government to effectively use community alternatives for several tens of thousands of individuals going through the immigration review process.

Finally, we remain excited about the successful growth of our GEO Continuum of Care program which we are expanding to all state correctional facilities managed by GEO. Our Continuum of Care program integrates enhanced in-custody rehabilitation program, including cognitive behavioral treatment with post-release support services such as transitional housing, transportation, clothing, food and job placement assistance.

The Continuum of Care program is overseen and assisted by a corporate division with over 50 staff with subject matter experts in education, cognitive behavioral and substance abuse treatment, post-release services, Continuum of Care training and quality assurance. During 2019, our Continuum of Care sites completed over 6.8 million hours of rehabilitation programming, our academic programs averaged over 13,000 daily participants and awarded close to 2,900 high school equivalency degrees.

The average daily attendance for our vocational courses totaled more than 33,000 participants leading to more than 9,400 vocational training certifications, and more than 18,000 individuals attended substance abuse treatment on a daily basis with approximately 8,800 participants completing their substance abuse treatment programs. We also provided post-release support services to more than 3,800 individuals returning to their community. We believe that the scope of our Continuum of Care program is unparalleled and represents a significant contribution to criminal justice reform.

At this time, I’ll turn the call back to George for his closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Ann. We continue to be pleased with our operational and financial performance while our initial guidance for 2020 is impacted by the transition of our three California facilities and our additional $4 million investment in the GEO Continuum of Care. Our cash flows continue to be stable with substantial upside potential. We are particularly proud of our – the expansion of our Continuum of Care program. Our increased annual funding commitment of $14 million for the CoC program represents approximately 9% of our company’s net income. To our knowledge, this is the most significant monetary commitment to offender rehabilitation in – in criminal justice reform of any company in the United States.

We’ve always been committed to treating everyone in our care with respect and dignity. And we are hopeful that others will join us in advocating for more funding and enhanced rehabilitation for the men and women in our nation’s correctional systems. We are proud of the dedication and professionalism of our diverse workforce who have established GEO as a leading professional service provider to government agencies. We remain focused on the effective allocation of capital and creating long-term value for our shareholders.

That completes our presentation, we would be glad to address any questions.

Question And Answer Section

Operator

We will now begin the question-and-answer session. [Operator Instructions] I’m seeing no questions at this time. I’ll turn it back to George Zoley for any closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Okay. Well, thank you all for participating in today’s call. We look forward to you joining us at the next call. Thank you.

Operator

Conference is now concluded. Thank you all for attending today’s presentation. You may now disconnect your lines. Have a great day.